UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                    )
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☑ Soliciting Material Pursuant to §. 240.14a-12
TENET HEALTHCARE CORPORATION
(Name of Registrant as Specified in its Charter)
COMMUNITY HEALTH SYSTEMS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMMUNITY HEALTH SYSTEMS TO NOMINATE DIRECTORS FOR
ELECTION AT TENET’S 2011 ANNUAL MEETING
FRANKLIN, Tenn. (December 20, 2010) — Community Health Systems, Inc. (NYSE: CYH) (“CHS”) today announced it intends to nominate directors for election at the 2011 Annual Meeting of Tenet Healthcare Corporation (NYSE: THC). On December 9, 2010, CHS made public an offer to acquire Tenet for $6.00 per share, including $5.00 per share in cash and $1.00 per share in CHS common stock, representing a premium of 40% to Tenet’s unaffected stock price. The offer was made in a letter to Tenet’s Board of Directors on November 12, 2010, and rejected by Tenet on December 6, 2010. Tenet’s entire Board is up for reelection at the 2011 Annual Meeting.
     Wayne T. Smith, Chairman, President and Chief Executive Officer of CHS, said, “It is unfortunate that Tenet’s Board of Directors has rejected our proposal and refused to sit down with us to discuss our premium offer. We believe Tenet shareholders would be best served by a Board focused on maximizing shareholder value, and we intend to propose directors who will look out for the interests of Tenet shareholders. We are convinced of the powerful logic of combining CHS and Tenet and, while it remains our strong preference to proceed on a consensual basis, we are fully committed to completing this strategically and financially compelling transaction.”
     Credit Suisse is acting as financial advisor, Kirkland & Ellis LLP as legal counsel, and D. F. King & Co., Inc. as proxy solicitor to CHS.
About Community Health Systems, Inc.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. (“CHS” or “the Company”) is the largest publicly traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 126 hospitals in 29 states with an aggregate of approximately 19,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States.
Forward-Looking Statements
     Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.

     These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, and uncertainty of our expected financial performance following completion of any proposed transaction. Forward-looking statements, like all statements in this news release, speak only as of the date of this news release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Additional Information
     This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This news release relates to a business combination transaction with Tenet proposed by the Company, which may become the subject of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This material is not a substitute for any prospectus, proxy statement or any other document which the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.
     The Company and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies from Tenet’s stockholders in respect of the proposed transaction with Tenet. Information regarding the Company’s directors and executive officers is available in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Media Contacts:	Investor Contacts:

Tomi Galin	W. Larry Cash
VP — Corporate Communications	EVP & CFO
615-628-6607	615-465-7000

George Sard/Anna Cordasco/Brooke Gordon	Lizbeth Schuler
Sard Verbinnen & Co	VP — Investor Relations
212-687-8080	615-465-7000